Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fiscal Year 2016 First Quarter Distribution of $0.32 Per Share and Announces Fiscal Year 2015 Fourth Quarter Financial Results

CHICAGO, IL, November 17, 2015 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for its fourth fiscal quarter ended September 30, 2015.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	September 30, 2015	June 30, 2015
Investment portfolio, at fair value	$1,529,784	$1,570,687
Total assets	$1,641,050	$1,645,806
Net asset value per share	$15.80	$15.74

	Quarter Ended
	September 30, 2015	June 30, 2015
Investment income	$33,552	$30,410
Net investment income	$15,481	$15,205
Net gain on investments and secured borrowings	$3,989	$3,083
Net increase in net assets resulting from operations	$19,470	$18,288

Net earnings per share	$0.38	$0.36
Net gain on investments and secured borrowings per share	$0.08	$0.06
Net investment income per share	$0.30	$0.30
Accrual for capital gain incentive fee per share	$0.02	$0.02
Net investment income before capital gain incentive fee accrual per share (1)	$0.32	$0.32

(1)	As a supplement to U.S. generally accepted accounting principles ("GAAP") financial measures, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful as it excludes the accrual of the capital gain incentive fee, which is not contractually payable under the terms of the investment advisory agreement with GC Advisors.

Fourth Fiscal Quarter 2015 Highlights

•	Net increase in net assets resulting from operations for the quarter ended September 30, 2015 was $19.5 million, or $0.38 per share, as compared to $18.3 million, or $0.36 per share, for the quarter ended June 30, 2015;
•	Net gain on investments and secured borrowings for the quarter ended September 30, 2015 was $4.0 million, or $0.08 per share, as compared to $3.1 million, or $0.06 per share, for the quarter ended June 30, 2015;
•	Net investment income for the quarter ended September 30, 2015 was $15.5 million, or $0.30 per share, as compared to $15.2 million, or $0.30 per share, for the quarter ended June 30, 2015;
•	Net investment income for the quarter ended September 30, 2015, excluding a $0.8 million, or $0.02 per share, accrual under GAAP for a capital gain incentive fee, was $16.3 million, or $0.32 per share; and
•	Our board of directors declared a quarterly distribution on November 17, 2015 of $0.32 per share, payable on December 29, 2015 to stockholders of record as of December 11, 2015.

1

Portfolio and Investment Activities

As of September 30, 2015, the Company had investments in 164 portfolio companies with a total fair value of $1,430.9 million and had investments in subordinated notes and limited liability company (“LLC”) equity interests in Senior Loan Fund LLC (“SLF”) with a total fair value of $98.9 million. This compares to the Company’s portfolio as of June 30, 2015, as of which date the Company had investments in 157 portfolio companies with a total fair value of $1,482.8 million and had investments in subordinated notes and LLC equity interests in SLF with a total fair value of $87.9 million. Investments in portfolio companies as of September 30, 2015 and June 30, 2015 consisted of the following:

	As of September 30, 2015		As of June 30, 2015
	Investments	Percentage of	Investments	Percentage of
Investment	at Fair Value	Total	at Fair Value	Total
Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$197,329	12.9%	$224,140	14.3%
One stop	1,134,222	74.1	1,161,970	74.0
Second lien	39,774	2.6	39,934	2.5
Subordinated debt	1,715	0.1	1,625	0.1
Subordinated notes in SLF (1)	76,563	5.0	65,864	4.2
LLC equity interests in SLF (1)	22,373	1.5	22,001	1.4
Equity	57,808	3.8	55,153	3.5
Total	$1,529,784	$100.0%	$1,570,687	$100.0%

(1)	SLF's proceeds from the subordinated notes and LLC equity interests invested in SLF were utilized by SLF to invest in senior secured loans.

The following table shows the asset mix of our new investment commitments for the three months ended September 30, 2015:

	For the three months ended September 30, 2015
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$38,238	19.2%
One stop	146,615	73.5
Subordinated notes in SLF	10,699	5.3
LLC equity interests in SLF	1,347	0.7
Equity securities	2,533	1.3
Total new investment commitments	$199,432	100.0%

Overall, total investments at fair value decreased by 2.6%, or $40.9 million, during the three months ended September 30, 2015 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses). Total investments at fair value held by SLF increased by $62.1 million after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

2

For the three months ended September 30, 2015, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of income producing investments in the Company’s portfolio were 8.8% and 8.0%, respectively.

Consolidated Results of Operations

Total investment income for the quarters ended September 30, 2015 and June 30, 2015 was $33.6 million and $30.4 million, respectively. This $3.1 million increase was primarily attributable to higher fee income from prepayments, accretion of discounts resulting from increased payoffs and higher dividend income earned during the quarter ended September 30, 2015.

Total expenses for the quarters ended September 30, 2015 and June 30, 2015 were $18.1 million and $15.2 million, respectively. This $2.9 million increase was primarily attributable to an increase in the incentive fee due to higher investment income.

During the quarter ended September 30, 2015, the Company recorded a net realized gain of $4.9 million and recorded net unrealized depreciation of $0.9 million. The realized gain mainly related to the sale of several equity investments.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitizations, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of September 30, 2015, the Company had cash and cash equivalents of $5.5 million, restricted cash and cash equivalents of $92.0 million and $813.6 million of debt and secured borrowings outstanding. As of September 30, 2015, the Company had $87.7 million of remaining commitments and $43.0 million available for additional borrowings on its revolving credit facilities, subject to leverage and borrowing base restrictions.

On November 17, 2015, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on December 29, 2015 to holders of record as of December 11, 2015.

3

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance rating:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of September 30, 2015 and June 30, 2015:

	September 30, 2015		June 30, 2015
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$134,142	8.8%	$203,990	13.0%
4	1,298,558	84.9	1,274,300	81.1
3	87,687	5.7	81,529	5.2
2	9,397	0.6	10,868	0.7
1	-	-	-	-
Total	$1,529,784	100.0%	$1,570,687	100.0%

4

Conference Call

The Company will host an earnings conference call at 2:30 p.m. (Eastern Time) on Thursday, November 19, 2015 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (888) 225-2695 approximately 10-15 minutes prior to the call; international callers should dial (303) 223-4396. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 9.30.15 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 4:30 p.m. (Eastern Time) on December 19, 2015. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21779569.

5

Golub Capital BDC, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except share and per share data)

	September 30, 2015	June 30, 2015
	(audited)	(unaudited)
Assets
Investments, at fair value (cost of $1,517,314 and $1,557,354, respectively)	$1,529,784	$1,570,687
Cash and cash equivalents	5,468	6,487
Restricted cash and cash equivalents	92,016	50,200
Interest receivable	5,700	5,468
Deferred financing costs	7,624	7,772
Receivable for open trades	-	4,626
Other assets	458	566
Total Assets	$1,641,050	$1,645,806

Liabilities
Debt	$813,250	$823,100
Secured borrowings, at fair value (proceeds of $351 and $359, respectively)	355	363
Interest payable	2,722	4,602
Management and incentive fees payable	11,754	8,682
Accounts payable and accrued expenses	2,042	1,942
Accrued trustee fees	57	73
Total Liabilities	830,180	838,762

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2015 and June 30, 2015.	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 51,300,193 and 51,259,434 shares issued and outstanding as of September 30, 2015 and June 30, 2015, respectively	51	51
Paid in capital in excess of par	790,713	790,025
Undistributed net investment income	4,230	577
Net unrealized appreciation (depreciation) on investments and secured borrowings	15,134	15,996
Net realized gain (loss) on investments and secured borrowings	742	395
Total Net Assets	810,870	807,044
Total Liabilities and Total Net Assets	$1,641,050	$1,645,806

Number of common shares outstanding	51,300,193	51,259,434
Net asset value per common share	$15.80	$15.74

6

Golub Capital BDC, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended
	September 30, 2015	June 30, 2015
	(unaudited)	(unaudited)
Investment income
Interest income	$31,495	$29,838
Dividend income	675	492
Fee income	1,382	80

Total investment income	33,552	30,410

Expenses
Interest and other debt financing expenses	6,657	6,142
Base management fee	5,428	5,226
Incentive fee	4,514	2,383
Professional fees	732	741
Administrative service fee	605	575
General and administrative expenses	135	138

Total expenses	18,071	15,205

Net investment income	15,481	15,205

Net gain (loss) on investments and secured borrowings
Net realized gain (loss) on investments	4,851	(1,746)
Net change in unrealized appreciation (depreciation) on investments and secured borrowings	(862)	4,829

Net gain (loss) on investments and secured borrowings	3,989	3,083

Net increase in net assets resulting from operations	$19,470	$18,288

Per Common Share Data
Basic and diluted earnings per common share	$0.38	$0.36
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	51,260,320	50,491,035

7

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940.  Golub Capital BDC invests primarily in senior secured, one stop, second lien and subordinated loans of middle-market companies that are often sponsored by private equity investors.  Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $15 billion of capital under management. The firm has an award-winning middle market lending business.  Golub Capital has four highly complementary business lines led by experienced teams of credit professionals: Middle Market Lending, Late Stage Lending, Broadly Syndicated Loans and Opportunistic Credit. Golub Capital’s lending offices are located in Chicago, New York, San Francisco and Charlotte. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.

8